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Exhibit 3.2

                            ARTICLES OF INCORPORATION
                                       OF
                               SUNQUEST SPC, INC.

                  1. Name. The name of the Corporation is SunQuest SPC, Inc.

                  2. Purpose. The purpose for which this Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

                  3. Initial Business. The Corporation initially intends to conduct the business of leasing and operating nursing homes.

                  4. Authorized Capital. The Corporation shall have the authority to issue 400,000 shares of common stock, par value $.001, and 100,000 shares of preferred stock, $.001 par value per share.

                  5. Preferred Stock.

                           5.1 Series. The board of directors is authorized,
subject to limitations prescribed by law and these Articles of Incorporation, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Arizona, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                           5.2 Rights and Limitations. The authority of the
board of directors with respect to each series of preferred stock shall include, without limitation, determination of the following:

                                    (a) The number of shares constituting that
series and the distinctive designation of that series;

                                    (b) The dividend rate on the shares of that
series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                                    (c) Whether that series shall have voting
rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                                    (d) Whether that series shall have
conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

                                    (e) Whether or not the shares of that series
shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
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                                    (f) Whether that series shall have a sinking
fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

                                    (g) The rights of the shares of that series
in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                                    (h) Any other relative rights, preferences
and limitations of that series.

                           5.3 Dividends. Dividends on outstanding shares of
preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

                           5.4 Liquidation. If upon any voluntary or involuntary
liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                  6. Statutory Agent. The name and address of the initial statutory agent of the Corporation is MBBJ Service Co., 4722 North 24th Street, Suite 400, Phoenix, Arizona 85016.

                  7. Initial Directors and Officers. The initial board of directors shall consist of four directors. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

                                 Jerry M. Walker
                               9342 N. Fanfol Road
                         Paradise Valley, Arizona 85253

                               Robert J. Bowersox
                              3402 E. Mission Lane
                             Phoenix, Arizona 85028

                                 Phillip Rollins
                                  12835 E. Gail
                            Scottsdale, Arizona 85259

                                 Paul J. Contris
                              5800 W. Kesler Street
                             Chandler, Arizona 86226

                  The number of persons to serve on the board of directors thereafter shall be fixed by the Bylaws. The persons who are to serve as officers at the pleasure of the board of directors are:

                  Jerry M. Walker                      President
                  Robert J. Bowersox                   Vice President
                  Paul J. Contris                      Treasurer
                  Phillip Rollins                      Secretary

                  8. Incorporators. The incorporators of the Corporation, and their addresses are:

                                 Jerry M. Walker
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                               9342 N. Fanfol Road
                         Paradise Valley, Arizona 85253

                                 Paul J. Contris
                              5800 W. Kesler Street
                             Chandler, Arizona 86226

All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

                  9. Distributions from Capital Surplus. The board of directors of the Corporation may, from time to time, distribute on a pro rata basis to its shareholders out of the capital surplus of the Corporation a portion of its assets, in cash or property.

                  10. Indemnification of Officers and Directors.

                           10.1 The Corporation shall indemnify to the full
extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any threatened, pending or completed action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his administrator, executor or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this
Section 10.1 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

                           10.2 In furtherance and not in limitation of the
powers conferred by statute:

                                    (a) the Corporation may purchase and
maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

                                    (b) the Corporation may create a trust fund,
grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

                  11. Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its
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shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the unlawful payment of a dividend or other distribution on the Corporation's capital stock or the unlawful purchase of its capital stock, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for a violation of Section 10-041 of the Arizona General Corporation Law. If the Arizona General Corporation Law is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Arizona General Corporation Law, as so amended.

                  Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. No amendment to the Arizona Revised Statutes that further limits the acts, omissions or transactions for which elimination or limitation of liability is permitted shall affect the liability of a director for any act, omission or transaction which occurs prior to the effective date of such amendment.

                  12. Repurchase of Shares. The board of directors of the Corporation may, from time to time, cause the Corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the Corporation.

                      EXECUTED this 26 day of July , 1991.

                                    /s/ Jerry M. Walker
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                                    Jerry M. Walker

                                    /s/ Paul J. Contris
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                                    Paul J. Contris